Execution Copy

Exhibit 10.2
THIRD AMENDMENT TO THE
MANAGING DIRECTOR AGREEMENT
(the "Third Amendment Agreement")
between

(1)
SKYRAGER GmbH, Jack-Wolfskin-Kreisel 1, 65510 Idstein, Germany, registered with the commercial register of the local court Wiesbaden under HRB 19424, represented by its sole shareholder JW STARGAZER Holding GmbH

- hereinafter referred to as the "Company" -
and

(2)	Ms. Melody Harris-Jensbach, Brabanter Str. 39/ DG, 50672 Cologne, Germany
- hereinafter referred to as "Ms. Harris-Jensbach" -

- the Company and Ms. Harris-Jensbach hereinafter individually also referred to as a "Party" and collectively as the "Parties" -

PREAMBLE

The Parties intend to amend the Managing Director Agreement dated September 29, 2014, entered into by Ms. Harris-Jensbach and JW Germany GmbH, amended with Amendment Agreement dated April 11, 2016 ( “First Amendment Agreement”), transferred to the Company with Transfer of Contract Agreement dated May 24, 2017 and further amended with Amendment to the Managing Director Service Agreement dated August 21, 2018 (“Second Amendment Agreement”, and collectively with the First Amendment Agreement, Transfer of Contract Agreement, and this Third Amendment Agreement, the "Managing Director Agreement". Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Managing Director Agreement.
The Managing Director Agreement has a fixed term ending December 31, 2019. The Parties have agreed to extend the term of the Managing Director Agreement until December 31, 2020 and to amend the Managing Director Agreement with regards to the reimbursement of travel

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cost. The Parties have furthermore noticed a misleading reference in cl. 1.2 of the Second Amendment Agreement and have agreed to correct such misleading reference through this Third Amendment Agreement. Lastly, the Parties have also agreed to amend cl. 17 of the Managing Director Agreement to add Callaway Germany Holdco GmbH, JW Stargazer Holding GmbH and Jack Wolfskin Ausrustung fur Draussen GmbH & Co. KGaA to the list of entities that the Company may transfer the Managing Director Agreement and the service relationship between the Parties to pursuant to the terms contained therein.
Now therefore, the Parties agree to the following amendment to the Managing Director Agreement:

1.	AMENDMENT

1.1
Clause 1.2, first sentence, of the Second Amendment Agreement incorrectly refers to cl. 3.2.1 instead of cl. 3.2.a. of the Managing Director Agreement. The reference to cl. 3.2.1 in cl. 1.2., first sentence, of the Second Amendment Agreement shall be replaced as follows:

Clause 3.2.a., first sentence, of the Managing Director Agreement shall be replaced by the following sentence:
For the avoidance of doubt, all other provisions of cl. 1.2. of the Second Amendment Agreement and the change of the Managing Director Agreement effected with such cl. 1.2 of the Second Amendment Agreement shall remain unchanged.

1.2	Clause 3.3 of the Managing Director Agreement shall be deleted in its entirety and replaced by the following cl. 3.3:
The Parties will enter into negotiations with regards to the prolongation of the Fixed Term of the Managing Director Agreement beyond December 31, 2020 as well as the commercial terms of such prolongation in good faith by no later than September 1, 2019 and shall use reasonable efforts to complete such negotiations by no later than October 31, 2019. However, unless mutually agreed otherwise in writing, there shall be no claim for a prolongation of the Managing Director Agreement beyond the Fixed Term as set forth in cl. 11.1 of the Managing Director Agreement or a change of commercial terms for either Party.

1.3	Clause 6 of the Managing Director Agreement shall be replaced by the following cl. 6:
Travel cost and miscellaneous expenditures that Ms. Harris-Jensbach incurs in exercising her duties within the scope of her activities for the Company and JW shall be refunded to her. Such travel cost shall include reasonable travel expenses (if any) incurred by Ms. Harris-Jensbach for commuting between the Company’s or JW’s offices and Ms. Harris-Jensbach’s respective domicile. In case of such reimbursement being subject to taxes and/or any other statutory deductions (e.g. wage tax to be withheld by the Company), Ms. Harris-Jensbach shall bear such taxes / deductions. Any reimbursement shall be subject to the provisions of this Managing Director Agreement as well as the respective guidelines of the Company and JW as applicable from time to time whereas

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in case of a conflict, the provisions of this Managing Director Agreement shall prevail. For the avoidance of doubt, expenses in relation to the use of the company car as set forth in cl. 5 of the Managing Director Agreement shall be governed by cl. 5 of this Managing Director Agreement only.

1.4	Clause 11.1 of the Managing Director Agreement shall be amended as follows:
The term of the Managing Director Agreement is prolonged beyond December 31, 2019 by further one (1) year, i.e. the Fixed Term (as defined in the Managing Director Agreement) is extended until December 31, 2020.

1.5	Clause 17 of the Managing Director Agreement shall be deleted in its entirety and replaced by the following cl. 17:
The Company reserves the right to transfer this Agreement and the service relationship between the Parties, including all rights and obligations, to the following entities at any time during the Fixed Term: (i) Callaway Germany Holdco GmbH, (ii) JW Stargazer Holding GmbH, (iii) Jack Wolfskin Ausrustung fur Draussen GmbH & Co. KGaA, or (iv) SKYRAGER GmbH (each a "Transfer"). Ms. Harris-Jensbach hereby agrees to the Transfer. If the Transfer occurs, the Company shall be released from any and all liabilities under or in connection with this Agreement and the service relationship between the Parties. Ms. Harris-Jensbach shall make all declarations and render all actions necessary to effect the Transfer.

1.6	All other provisions of the Managing Director Agreement shall remain unchanged and in full force and effect.

2.	FINAL PROVISIONS

2.1	This Third Amendment Agreement shall be governed by and construed in accordance with German law.

2.2
Amendments and additions to this Third Amendment Agreement shall require written form and the express consent of the shareholders' meeting. This also applies to the cancellation of the written form requirement.

2.3
Should any of the provisions of this Third Amendment Agreement be or become ineffective or impracticable in whole or in part, or should the Parties have inadvertently omitted any provision with respect to this Third Amendment Agreement, this shall not affect the validity of the remaining provisions of this Third Amendment Agreement. Any such ineffective or impracticable provision shall be replaced, or any such gap be filled, by an effective and practicable provision that comes closest to the intent and purpose of the ineffective, impracticable or lacking provision.

Execution Copy

Idstein, June 5, 2019

SKYRAGER GmbH

represented by its sole shareholder JW STARGAZER Holding GmbH

/s/ Markus Bötsch ________________        /s/ Jörg Wahlers ___________________

By: Markus Bötsch                    Jörg Wahlers
Title: Managing Director                Title: Managing Director

/s/ Melody Harris-Jensbach _______
Melody Harris-Jensbach